UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 5, 2009

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-3070657
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 7, 2009, Facet Biotech Corporation (the “Company” or “we”) filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K (the “January 8-K”) to disclose the implementation of a restructuring and reduction in force (the “2009 Restructuring”).  This Amendment No. 1 on Form 8-K/A amends the January 8-K.

In the January 8-K, we disclosed that in connection with the 2009 Restructuring we may incur additional restructuring charges or costs in connection with our planned consolidation of operations into one of the two buildings we currently lease in Redwood City, California.  However, we were not able at that time to provide a good faith estimate of the amount or range of amounts of these charges or costs.  We consolidated our operations into one of the two leased buildings in Redwood City, California during April and May 2009, and we have recently prepared analyses estimating a restructuring charge that we expect to recognize in the second quarter of 2009 related to the Company vacating approximately 240,000 square feet of leased space at 1400 Seaport Boulevard, Redwood City, California (the “Administration Building”), which is one of the two buildings the Company leases in Redwood City.  The space the Company vacated represents approximately 85% of the Administration Building (the “Idle Space”). Based on our analyses, we expect to recognize a restructuring charge related to the Idle Space of between $15 million and $25 million for the second quarter of 2009. This range represents the net present value of our expected sublease and sublease-related (e.g. property tax, insurance and common area expenses) expenses related to the Idle Space offset by (i) the sublease and sublease-related income we expect to receive pursuant to subleases we are seeking to enter into with third parties that would sublease all or a portion of the Administration Building; and (ii) a credit for an existing deferred rent liability associated with the Idle Space of the Administration Building.

We will disclose the actual charge that we recognize for such lease-related restructuring activities in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which we expect to file with the SEC in August 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2009	Facet Biotech Corporation

	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer